Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Northern Trust Corporation:

We consent to the use of our reports dated February 28, 2023, with respect to the consolidated financial statements of Northern Trust Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

August 4, 2023